                          Performance Escrow Agreement

     This Performance Escrow Agreement ("Escrow Agreement") dated April 30, 2001, is by and among International Fuel Technology, Inc., a corporation organized under the laws of the State of Nevada ("Buyer"); [Insert Name of Escrow Agent], a UMB Bank, N.A., St. Louis, Missouri ("Escrow Agent"), the holders (the "Sellers") of all of the share capital of Interfacial Technologies
(UK) Ltd., a company incorporated in England with registered number of 3996824 ("Company"). The Buyer and the Sellers are referred to collectively herein as the "Parties."

Recitals:

     The Buyer and the Sellers entered into a Share Purchase Agreement, dated as of April 30, 2001 (the "Share Purchase Agreement").

     The Share Purchase Agreement contemplates a transaction in which the Buyer will purchase the Shares of the Company in return for the Buyer Shares.

     Certain of the Buyer Shares have been issued in the name of the Sellers, but are to be held by the Escrow Agent under the terms of this Escrow Agreement.

     NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Escrow Agreement, the terms and conditions of the Share Purchase Agreement, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is understood and agreed by each of the Parties hereto as follows:

     1. Agreement; Definitions. This Escrow Agreement is delivered as required by (S)6(a)(ix) of the Share Purchase Agreement. Capitalized terms used herein shall have the meanings ascribed to them in the Share Purchase Agreement, unless context otherwise requires which said Share Purchase Agreement, for that purpose only, is incorporated herein by reference. A true and correct copy of the Share Purchase Agreement is being delivered to the Escrow Agent concurrently with the execution and delivery of this Escrow Agreement.

     2. Escrow and Indemnification.

          (a) Buyer Shares and Stock Powers Placed in Escrow. At or as soon as practicable after the Closing, which shall be set forth in a notice to Escrow
Agent: (i) Buyer shall issue certificates for Buyer Shares registered in the name of the Sellers, evidencing the Buyer Shares to be held in escrow in accordance with the Share Purchase Agreement and (ii) each Seller shall deliver to Buyer five original "assignments separate from certificate" ("Stock Powers") endorsed by each Seller in blank with signatures guaranteed by an Eligible Guarantor Institution (as defined by SEC Rule 17 Ad-15 (17 CFR 240.17 AD-15). The Buyer Shares being held in escrow pursuant to this Escrow Agreement (the "Escrow Shares") shall constitute an escrow fund (the "Escrow Fund") with respect to the indemnification obligations of the Sellers under the Share Purchase Agreement. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Seller or of any party hereto. The Escrow Agent agrees to accept delivery of the

Escrow Fund and Stock Powers and to hold the Escrow Fund and Stock Powers in an escrow account (the "Escrow Account"), subject to the terms and conditions of this Escrow Agreement.

          (b) Voting of Escrow Shares. The Sellers, as record owner of the Escrow Shares, shall be entitled to exercise all voting rights with respect to such Escrow Shares.

          (c) Dividends, Etc. Buyer and each of the Sellers agree among themselves, for the benefit of Buyer and the Escrow Agent, that any securities or other property (other than ordinary cash dividends) distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares shall not be distributed to the Sellers, but rather (except as provided in (e) below) shall be deposited with and held by the Escrow Agent in the Escrow Account. Ordinary cash dividends will be paid by Buyer directly to the Sellers and not to the Escrow Agent. Unless and until the Escrow Agent shall actually receive such additional securities or other property, it may assume without inquiry that the Escrow Shares currently being held by it in the Escrow Account are all that the Escrow Agent is required to hold. At the time any Escrow Shares are required to be released from the Escrow Account to any Person pursuant to this Agreement, any securities or other property previously received by the Escrow Agent in respect of or in exchange for such Escrow Shares shall be released from the Escrow together with such Escrow Shares to such Person.

          (d) Transferability. The interests of the Sellers in the Escrow Account and in the Escrow Shares shall not be assignable or transferable. No transfer of any of such interests, including by operation of law shall be recognized or given effect, until Buyer has provided its written consent to such a transfer.

          (e) Fractional Shares. No fractional shares of Buyer Shares shall be deposited in or released from the Escrow Account pursuant to this Escrow Agreement. In connection with any release of Escrow Shares from the Escrow Account, Buyer and the Escrow Agent shall "round down" in order to avoid retaining any fractional share in the Escrow Account and in order to avoid releasing any fractional share from the Escrow Account. When shares are "rounded down", no cash-in-lieu payments need to be made.

     3. Administration of Escrow Account. Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Account as follows:

          (a) Claim Notices. If Buyer has or claims to have incurred or suffered Adverse Consequences for which it is or may be entitled to indemnification, compensation or reimbursement under (S)9 of the Share Purchase Agreement, Buyer may deliver a claim notice (a "Claim Notice") to the Sellers and to the Escrow Agent. Each Claim Notice shall state that Buyer believes that there is or has been a breach of a representation, warranty or covenant contained in the Share Purchase Agreement or that Buyer is otherwise entitled to indemnification, compensation or reimbursement under (S)9 of the Share Purchase Agreement and contain a brief description of the circumstances supporting Buyer's belief that there is or has been such a breach or that Buyer is so entitled to indemnification, compensation or reimbursement and shall, to the extent possible, contain a non-binding, preliminary estimate of the amount of Adverse Consequences Buyer claims to have so incurred or suffered (the "Claimed Amount").

          (b) Response Notice. Within 30 business days after receipt by the Sellers of a Claim Notice, the Sellers may deliver to the Buyer and to the Escrow Agent a written response (the "Response Notice") in which the Sellers:
(i) agree that a whole number of Escrow Shares having a "Stipulated Value" (as defined below) equal to the full Claimed Amount may be released from the Escrow Account to the Buyer; (ii) agree that Escrow Shares having a Stipulated Value equal to part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Account to the Buyer or (iii) indicate that no part of the Claimed Amount may be released from the Escrow Account to the Buyer. Any part of the Claimed Amount that is not to be released to the Buyer shall be the "Contested Amount." If a Response Notice is not received by the Escrow Agent within such 30 business-day period, then the Sellers shall be deemed to have agreed that Escrow Shares having a Stipulated Value equal to the full Claimed Amount may be released to the Buyer from the Escrow Account. Any Response Notice pursuant to (i) and (ii) above shall also provide the number of full Escrow Shares to be released from the Escrow Account.

          (c) Release of Escrow Shares. If the Sellers deliver a Response Notice agreeing that the Escrow Shares having a Stipulated Value equal to the full Claimed Amount may be released from the Escrow Account to the Buyer, or if the Sellers do not deliver a Response Notice in accordance with (S)3(b), the Escrow Agent shall promptly following the receipt of the Response Notice (or, if the Escrow Agent has not received a Response Notice, promptly following the expiration of the 30 business-day period referred to in Section 3(b)), deliver to Buyer such Escrow Shares.

          (d) Partial Release. If the Sellers deliver a Response Notice agreeing that Escrow Shares having a Stipulated Value equal to part, but not all, of the Claimed Amount may be released from the Escrow Account to the Buyer, the Escrow Agent shall promptly following the receipt of the Response Notice deliver to Buyer Escrow Shares having a Stipulated Value equal to the Agreed Amount as set forth in the Response Notice.

          (e) Contested Amount.

               (i) Negotiation of Disputes. If the Sellers deliver a Response Notice indicating that there is a Contested Amount, the Sellers and the Buyer shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Buyer and the Sellers shall resolve such dispute, such resolution shall be binding on all of the Sellers and the Buyer and a settlement agreement shall be signed by the Buyer and the Sellers and sent to the Escrow Agent, who shall, upon receipt thereof, if applicable, release Escrow Shares from the Escrow Account in accordance with such agreement.

               (ii) Arbitration of Disputes. If the Sellers and the Buyer are unable to resolve the dispute relating to any Contested Amount within 30 business days after the delivery of the Claim Notice, then the claim described in the Claim Notice shall be settled by binding arbitration in the County of St. Louis in the State of Missouri in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). Arbitration will be conducted by three arbitrators; one selected by Buyer, one selected by the Sellers and the third selected by the first two arbitrators. If either Buyer or the Sellers fail to select an arbitrator prior to the expiration of the 30-business day period referred to in the first sentence of this
     (S)3(e)(ii), then the other shall be entitled to select the second arbitrator. The Sellers and the Buyer agree to use all reasonable efforts to cause the arbitration hearing to be conducted within 60 calendar days after the appointment of the last of the three arbitrators and to use all reasonable efforts to cause the arbitrators' decision to be furnished within 95 calendar days after the appointment of the last of the three arbitrators. The Sellers and the Buyer further agree that discovery shall be completed at least 20 business days prior to the date of the arbitration hearing. The arbitrators' decision shall relate solely to whether the Buyer is entitled to recover the Contested Amount (or a portion thereof), and the portion of such Contested Amount the Buyer is entitled to recover. The final decision of the arbitrators shall be furnished to the Sellers, the Buyer and the Escrow Agent in writing and shall constitute a conclusive determination of the issue in question, binding upon the Sellers, the Buyer and the Escrow Agent and shall not be contested by any of them. The non-prevailing party in any arbitration shall pay the reasonable expenses (including attorneys' fees) of the prevailing party, any additional reasonable fees and expenses (including reasonable legal fees) of the Escrow Agent, and the fees and expenses associated with the arbitration (including the arbitrators' fees and expenses).

               (iii) Release of Contested Amount. The Escrow Agent shall release Escrow Shares from the Escrow Account in connection with any Contested Amount within five (5) business days after the delivery to it of: (i) a copy of a settlement agreement executed by the Buyer and the Sellers setting forth instructions to the Escrow Agent as to the number of Escrow Shares, if any, to be released from the Escrow Account, with respect to such Contested Amount or (ii) a copy of the award of the arbitrators referred to and as provided in (S)3(e)(ii) setting forth instructions to the Escrow Agent as to the number of Escrow Shares, if any, to be released from the Escrow Account, with respect to such Contested Amount.

          (f) Pro Rata Reduction. Any Escrow Shares released from the Escrow Account to Buyer shall be charged pro rata with respect to the shares of each Seller in accordance with each Seller's percentage interest in the Company, as set forth in Exhibit B to the Share Purchase Agreement, which Exhibit is incorporated herein by this reference.

     4. Termination of Escrow.

          (a) Time of Termination. The escrow established by this Escrow Agreement shall terminate under any of the following circumstances:

               (i) On or before the first anniversary of the Closing, if the Buyer has accrued Royalties equal to or greater than Three Million Five Hundred Thousand and No/100 US Dollars ($3,500,000.00); or

               (ii) On or before the second anniversary of the Closing, if the Buyer has accrued Royalties greater than Five Million and No/100 US Dollars ($5,000,000.00), but less than Ten Million and No/100 US Dollars
($10,000,000.00); or

               (iii) On or before the second anniversary of the Closing, if the Buyer has accrued Royalties equal to or greater than Ten Million and No/100 US Dollars ($10,000,000.00); or

               (iv) After the second anniversary of the Closing, none of the conditions listed in (S)4(a)(i) through (S)4(a)(iii) has been satisfied.

          (b) Release Upon Termination. If the escrow is terminated under
(S)4(a)(i) or (S)4(a)(iii), then balance of the Escrow Fund remaining at the time that such condition is satisfied shall be released to the Sellers in accord with (S)3(f)). If the escrow is terminated under (S)4(a)(ii), then balance of the Escrow Fund shall be divided into two portions. The portion to be released to the Sellers in accord with (S)3(f) (the "Sellers' Portion") shall be equal to the product of (x) the total number of Escrow Shares in the Escrow Fund; multiplied by (y) the fraction (i) the numerator of which shall be the difference between the total Royalties accrued before the second anniversary of the Closing, less Five Million Dollars ($5,000,000.00) and (ii) the denominator of which shall be Five Million Dollars ($5,000,000). If the escrow is terminated under (S)(S)4(a)(ii) or 4(a)(iv), then the balance of the Escrow Fund remaining at the time that such condition is satisfied shall be released to the Buyer and none of the Sellers shall have any claim thereto; provided, however, that in the case of a termination under (S)4(a)(ii), the Sellers shall be entitled to the Sellers' Portion as herein provided. Notwithstanding the foregoing, if prior to the termination date, the Buyer has given a Claim Notice containing a claim which has not been resolved prior to the termination date in accordance with
(S)3, the Escrow Agent shall retain in the Escrow Account after the termination date Escrow Shares having a Stipulated Value equal to 100% of the Claimed Amount or Contested Amount, as the case may be, with respect to all claims which have not then been resolved until such time as all claims have been resolved.

          (c) Transfer Agent. The Escrow Agent is not the stock transfer agent for the Buyer Shares. Accordingly, if a distribution of a number of Buyer Shares less than all of the Escrow Shares is to be made, the Escrow Agent must requisition the appropriate number of shares from such stock transfer agent, delivering to it the appropriate stock certificates and related Stock Powers. For the purposes of this Agreement, the Escrow Agent shall be deemed to have delivered Buyer Shares to the Person entitled to it when the Escrow Agent has delivered such certificates and Stock Powers to such stock transfer agent with instructions to deliver it to the appropriate Person. Distributions of Buyer Shares shall be made to Buyer or the Sellers, as appropriate, at the addresses described in (S)11(g) of the Share Purchase Agreement.

          (d) Royalties. For the purposes of this (S)4, the term "Royalties" shall mean all revenues of the Buyer (calculated in accordance with United States generally accepted accounting principles, consistently applied) accrued; provided, that such revenues relate to products or services reliant upon the Intellectual Property acquired by the Buyer under the Share Purchase Agreement.

     5. Valuation of Escrow Shares, Etc.

          (a) Stipulated Value. For purposes of this Agreement, the "Stipulated Value" of each Escrow Share shall be deemed to be equal to the average bid price of the Buyer Shares quoted on the OTC during the immediately preceding thirty day period.

          (b) Stock Splits. All numbers contained in, and all calculations required to be made pursuant to, this Agreement shall be adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by Buyer after the date hereof; provided, however, that the Escrow Agent shall have received notice of such stock split or other action and shall have received the appropriate number of additional Buyer Shares or other property pursuant to (S)2(c) hereof. In the event of any such stock split or other similar occurrence, Buyer shall deliver to the Sellers and the Escrow Agent a notice setting forth the new number of Escrow Shares held in the Escrow Fund. Unless and until the Escrow Agent receives the certificates representing additional Buyer Shares or other property pursuant to (S)2(c), the Escrow Agent may assume without inquiry that no such stock or other property has been or is required to be issued with respect to Escrow Shares.

     6. Fees and Expenses. Upon the execution of this Agreement by all parties hereto and the initial deposit of the Escrow Fund in the Escrow Account, fees and expenses, in accordance with Schedule 1 attached hereto, will be payable to the Escrow Agent. This annual Escrow Agent fee will cover the first twelve months of the escrow. In accordance with Schedule 1 attached hereto, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses, including the fees and expenses of its counsel, incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement. All such fees and expenses shall be paid one-half by the Buyer and one-half by the Sellers.

     7.  Limitation of Escrow Agent's Liability.

          (a) No other Duties. The Escrow Agent undertakes to perform such duties as are specifically set forth in this Escrow Agreement only and shall have no duty under any other agreement or document notwithstanding their being referred to herein or attached hereto as an exhibit. The Escrow Agent shall not be liable except for the performance of such duties as are specifically set forth in this Escrow Agreement, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction except for its own willful misconduct or negligence. The Escrow Agent may rely on and use the Stock Powers and shall not be liable in connection therewith. In all questions arising under this Escrow Agreement, the Escrow Agent may rely on the advice or opinion of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice or opinion the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages. The Escrow Agent is not a party to, or bound by, any agreement which may be evidenced by or arise out of the instructions in this Escrow Agreement contained, except as to its duties as Escrow Agent hereby expressly undertaken. The Escrow Agent acts hereunder as depository only, and is not responsible or liable in any manner for the sufficiency, correctness, genuineness or validity of this Escrow Agreement, any instrument deposited with it hereunder, or with respect to the form or execution of the same, or the identity, authority, or right of any person executing or depositing the same.

          (b) Indemnification. Each of the Buyer and the Sellers hereby agrees to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. This right of indemnification shall survive the termination of this Agreement, and the resignation of the Escrow Agent.

     8. Termination. This Agreement shall terminate on the Termination Date or, if earlier, upon the release by the Escrow Agent of the entire Escrow Fund in accordance with this Escrow Agreement.

     9. Successor Escrow Agent. If the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Escrow Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than 30 calendar days after it is given to all parties hereto. Buyer may appoint a successor Escrow Agent. The Escrow Agent shall act in accordance with written instructions from Buyer as to the transfer of the Escrow Fund to a successor escrow agent. If no successor Escrow Agent is appointed within 30 days of such resignation, the Escrow Agent may petition a Court for the appointment of a Successor Agent who shall serve as Escrow Agent hereunder until a Successor Escrow Agent is appointed by the Buyer.

     10. Miscellaneous.

          (a) Attorneys' Fees. If any action or proceeding relating to this Escrow Agreement or the enforcement of any provision of this Escrow Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

          (b) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below, provided, however that any of the foregoing given to the Escrow Agent shall be effective only upon receipt:

          If to the Escrow Agent:
                    UMB Bank, NA
                    2 So. Broadway, Suite 405
                    St. Louis, MO  63102
                    Attn:  Corporate Stock Dept.

          If to the Sellers:
                    Simon Orange
                    Dunham House, Charcoal Road
                    Bowdon, Cheshire WA144RY
                    England

          Copy to:
                    Mary Anne O'Connell
                    Husch & Eppenberger, LLC
                    100 N. Broadway
                    St. Louis, Missouri 63102

          If to the Buyer:
                    William J. Lindenmayer
                    President
                    International Fuel Technology, Inc.
                    7777 Bonhomme, Suite 1920
                    St. Louis, Missouri 63105

          Copy to:
                    Armstrong Teasdale LLP
                    One Metropolitan Square, Suite 2600
                    St. Louis, Missouri 63102
                    Attention:  David W. Braswell, Esq.

     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

          (c) Headings. The underlined headings contained in this Escrow Agreement are for convenience of reference only, shall not be deemed to be a part of this Escrow Agreement and shall not be referred to in connection with the construction or interpretation of this Escrow Agreement.

          (d) Counterparts. This Escrow Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

          (e) Governing Law. This Escrow Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Missouri (without giving effect to principles of conflicts of laws).

          (f) Successors and Assigns. This Escrow Agreement shall be binding upon each of the parties hereto and each of their respective permitted successors and assigns, if any. No Seller may assign its rights under this Escrow Agreement without the express prior written consent of Buyer.

          (g) Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Escrow Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Escrow Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Escrow Agreement, or any power, right, privilege or remedy under this Escrow Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          (h) Amendments. This Escrow Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

          (i) Severability. In the event that any provision of this Escrow Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Escrow Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

          (j) Parties in Interest. None of the provisions of this Escrow Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

          (k) Entire Agreement. This Escrow Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

          (l) Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Escrow Agreement or the Contemplated Transactions.

          (m) Tax Reporting Information and Certification of Tax Identification Numbers.

               (i) The parties hereto agree that, for tax reporting purposes, all interest on or other income, if any, attributable to the Escrow Shares or any other amount held in escrow by the Escrow Agent pursuant to this Escrow Agreement shall be allocable to the Sellers.

               (ii) Buyer and Sellers agree to provide the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate forms W-9 (or Forms W-8, in the case of non-U.S. Persons) and other forms and documents that the Escrow Agent may reasonably request (collectively, "Tax Reporting Documentation") to the Escrow Agent within

30 days after the date hereof. The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Escrow Agreement.

          (n) Shareholders' Representatives. Each of the individual Sellers, who have executed this Escrow Agreement, has executed this Escrow Agreement as a "Seller Representative" on behalf of all of the Sellers (as listed under the Share Purchase Agreement) and pursuant to the authority granted by (S)11(p) of the Share Purchase Agreement this Escrow Agreement shall be binding upon all of the Sellers (as listed under the Share Purchase Agreement).

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

     In Witness Whereof, the undersigned have entered into this Agreement as of this date and year first above written.


Buyer                                       Escrow Agent

International Fuel Technology, Inc.         UMB Bank, N.A.

By: /s/ William J. Lindenmayer              By: /s/ Victor Zarrilli
   ----------------------------------          --------------------------------
Printed Name:  William J. Lindenmayer       Printed Name: Victor Zarrilli
Title:  President                           Title:  Vice President


                                            Sellers


                                             /s/ Ian Williamson
                                            -----------------------------------
                                            Ian Williamson


                                             /s/ Simon Orange
                                            -----------------------------------
                                            Simon Orange


                                             /s/ Geoff Robinson
                                            -----------------------------------
                                            Geoff Robinson

                                   Schedule 1
                            Escrow Fees and Expenses

     First year fee of $1,300 payable upon funding of Escrow Account. An annual fee of $700 will be payable in advance for each subsequent year.